Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SPRINT NEXTEL CORPORATION,

SPRINT MOZART, INC.

and

VIRGIN MOBILE USA, INC.

Dated as of July 27, 2009

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Acquisition Proposal	38
Acquisition Proposal Documentation	40
affiliate	55
Agreement	1
Antitrust Law	45
associate	55
Average Parent Stock Price	4
Book-Entry Shares	7
Burdensome Condition	46
business day	55
Certificate of Merger	2
Change of Recommendation	36
Class A Common Stock	3
Class B Common Stock	11
Class C Common Stock	3
Closing	2
Closing Date	2
Code	2
Company	1
Company Bylaws	11
Company Certificate of Incorporation	10
Company Common Stock	3
Company Disclosure Schedule	9
Company Employees	17
Company Option	5
Company Plans	17
Company Preferred Stock	4
Company Requisite Vote	12
Company SEC Reports	9
Company Securities	11
Company Shares	4
Company Stock Plan	11
Company Stock-Based Award	6
Company Termination Fee	52
Compensation Protection Period	41
Confidentiality Agreement	38
Contract	13
control	55
controlled	55
controlled by	55
Converted Award	6
Converted Option	5
D&O Insurance	43
DGCL	1
DOJ	45
Effective Time	2
employee benefit plan	17
Employment Agreement	1
Environmental Laws	23
Environmental Permits	24
ERISA	17
Exchange Act	9
Exchange Agent	7
Exchange Ratio	3
executive officer	55
Financial Advisor	21
FTC	45
Governmental Entity	13
HSR Act	13
Indemnified Parties	42
Intellectual Property Rights	22
Intervening Event	36
IRS	17
knowledge	55
Law	56
Licensed Rights	22
Licenses	14
Litigation	16
Material Adverse Effect	10
Material Contract	24
Materials of Environmental Concern	24
Merger	1
Merger Consideration	4
Merger Sub	1
NYSE	13
officer	56
Operating Partnership	1
Parent	1
Parent Common Shares	27
Parent Material Adverse Effect	26
Parent Options	27
Parent Plan	41
Parent SEC Reports	26
Parent Securities	27
Parent Shares	3
person	56
Proxy Statement	20
Registered Intellectual Property Rights	22

-iv-

Report	14
Representatives	38
S-4	20
Sarbanes-Oxley Act	14
SEC	9
Securities Act	14
Senior Debt Agreement	49
Series 2 Shares	27
SK Exchange Ratio	4
SK Stockholders	4
Stockholders Meeting	36
Stockholders’ Agreement	31
Subordinated Debt Agreement	1
Subordinated Debt Termination Agreement	1
subsidiaries	56
subsidiary	56
Superior Proposal	40
Surviving Corporation	2
Tax	20
Tax Receivable Termination Agreement	2
Tax Return	20
Taxes	20
Termination Date	51
Trademark License Agreement	1
Transaction Documents	2
U.S. GAAP	10
under common control with	55
Under Water Option	6
Virgin Group Exchange Ratio	4
Virgin Group Stockholders	3
Voting Agreements	1
willful and material breach	52

-v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2009 (this “Agreement”), among Sprint Nextel Corporation, a Kansas corporation (“Parent”), Sprint Mozart, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Virgin Mobile USA, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared it advisable to enter into this Agreement and the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have each declared that it is in the best interests of their respective companies and stockholders, to consummate the Merger provided for herein;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with (i) Corvina Holdings Limited and Cortaire Limited and (ii) SK Telecom Co., Ltd. (the “Voting Agreements”) pursuant to which, among other things, each of such stockholders has agreed to vote certain of their Company Shares beneficially owned by such stockholders in favor of the adoption of the Merger and the transactions contemplated hereby;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Daniel H. Schulman is entering into an employment agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Employment Agreement”) to be effective at the Effective Time;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent, Virgin Mobile USA, L.P. (the “Operating Partnership”), Virgin Entertainment Holdings, Inc. and SK Telecom Co., Ltd. are entering into a Termination and Payoff Agreement (the “Subordinated Debt Termination Agreement”) relating to the Subordinated Credit Agreement among the Operating Partnership, Virgin Entertainment Holdings, Inc. and SK Telecom Co., Ltd., dated July 19, 2006, as amended, restated, supplemented or otherwise modified (the “Subordinated Debt Agreement”);

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) the Operating Partnership and Virgin Enterprises Limited are entering into a Second Amended and Restated Trademark License Agreement (the “Trademark License Agreement”), to be effective at the Effective Time, and (ii) the Company, Parent and Corvina Holdings Limited are entering into a Termination and Mutual Release Agreement relating to the Corvina Holdings Limited Tax Receivable Agreement, dated October 16, 2007 (the “Tax Receivable Termination

Agreement” and, together with this Agreement, the Voting Agreements, the Employment Agreement, the Subordinated Debt Termination Agreement and the Trademark License Agreement, the “Transaction Documents”); and

WHEREAS, it is intended that, for United States federal income tax purposes (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, subject to the conditions set forth herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are not to be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed by the Company in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and the parties hereto shall make all other filings or recordings required under the DGCL or other applicable Law in connection with the Merger.

SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety as is set forth on Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated so as to read in their entirety in the form as is set forth on Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers designated by Parent prior to the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Subject to Section 2.1(h), (i) each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and each share of Class C common stock, par value $0.01 per share, of the Company (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock (as defined below), the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (1) any shares of Company Common Stock described in clauses (ii) and (iii) of this Section 2.1(a) and (2) any shares of Company Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into the right to receive that number (rounded to the nearest  1/10,000 of a share) (as may be adjusted pursuant to this Section 2.1(a) and Section 2.1(g), the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Series 1 voting common stock, par value $2.00 per share, of Parent (“Parent Shares”) equal to the number determined by dividing $5.50 by the Average Parent Stock Price, (ii) each share of Class A Common Stock and Class C Common Stock held by Corvina Holdings Limited, Cortaire Limited and any of their affiliates to which any such shares are transferred on or after the date hereof (collectively, the “Virgin Group Stockholders”) shall be automatically converted into the right to receive that number (rounded to the nearest  1/10,000 of a share) of Parent Shares equal to the product of the Exchange Ratio and 93.09% (the “Virgin Group Exchange Ratio”) and (iii) each share of Class A Common Stock and Class C Common Stock held by SK Telecom Co., Ltd. and any of its affiliates to which any such shares are transferred on or after the date hereof (collectively, the “SK Stockholders”) (such shares of Company Common Stock, together with the shares of Company Common Stock described in clauses (i) and (ii) of this Section 2.1(a) and the Company Preferred Stock (as defined below) issued and outstanding immediately prior to the Effective Time, the “Company Shares”) shall be automatically converted into the right to receive that number (rounded to the nearest  1/10,000 of a share) of Parent Shares equal to the product of the Exchange Ratio and 89.84% (the “SK Exchange Ratio”); provided, however, that (x) if the number determined by dividing $5.50 by the Average Parent Stock Price is less than or equal to 1.0630, the Exchange Ratio shall be 1.0630 and (y) if the number determined by dividing $5.50 by the Average Parent Stock Price is greater than or equal to 1.3668, the Exchange Ratio shall be 1.3668 (together with the amount of Parent Shares to be issued pursuant to Section 2.1(b) and any cash in lieu of fractional Parent Shares pursuant to Section 2.1(h), the “Merger Consideration”) upon surrender of such Company Shares in accordance with Section 2.3. “Average Parent Stock Price” means the average of the closing prices of Parent Shares, as such price is reported on the Composite Tape of the New York Stock Exchange (as reported by Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall otherwise agree), for the ten trading days ending on the second trading day immediately preceding the Effective Time;

(b) Subject to Section 2.1(h), each share of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time, if any, shall be converted into the right to receive that number (rounded to the nearest  1/10,000 of a share) of Parent Shares equal to the product of (x) the number of shares of Class A Common Stock into which each share of Company Preferred Stock is convertible and (y) (i) in the case of the Virgin Group Stockholders, the Virgin Group Exchange Ratio and (ii) in the case of the SK Stockholders, the SK Exchange Ratio;

(c) Each share of Class B Common Stock shall be canceled without any conversion thereof and no consideration shall be delivered in respect thereto;

(d) Each Company Share held in the treasury of the Company and each Company Share owned by Parent and Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and no consideration shall be delivered in respect thereto;

(e) Each Company Share beneficially owned by any direct or indirect wholly-owned subsidiary of Parent or the Company shall be canceled without any conversion thereof and no consideration shall be delivered in respect thereto;

(f) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(g) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and the number of Parent Shares issuable pursuant to Section 2.1, if any, shall be appropriately adjusted.

(h) Fractional Shares.

(i) No certificates representing fractional Parent Shares will be issued upon the surrender for exchange of Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Book-Entry Shares (as defined below) delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional Parent Share multiplied by (B) the per share closing price on the Closing Date of Parent Shares reported on the Composite Tape of the New York Stock Exchange (as reported by Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall otherwise agree).

SECTION 2.2 Treatment of Company Options and other Company Stock-Based Awards.

(a) At the Effective Time, each option (a “Company Option”) granted by the Company under the Company Stock Plan to purchase shares of Company Common Stock which is outstanding and unexercised as of the Effective Time (other than an Under Water Option, as defined in this Section 2.2(a)) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase a number of Parent Shares (a “Converted Option”) at an exercise price determined as provided below (and the Converted Option otherwise shall remain subject to the terms of the Company Stock Plan and the agreements or letters evidencing grants thereunder):

(i) the number of Parent Shares to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Company Option and (y) the Exchange Ratio, provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per Parent Share under the Converted Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

Except as otherwise provided in this Section 2.2, the duration and other terms of each Converted Option shall be the same as the applicable Company Option (after giving effect to any rights resulting exclusively from the transaction contemplated under this Agreement pursuant to the Company Stock Plan and the award agreements thereunder) except that all references to the Company shall be deemed to be references to Parent and all references to the Board of Directors of the Company shall be deemed to be references to the Board of Directors of Parent.

For purposes of this Section 2.2(a), an “Under Water Option” is a Company Option with respect to which the Option Price (as such term is defined in the Company Stock Plan) to purchase a share of Company Common Stock under such option exceeds the Fair Market Value (as such term is defined in the Company Stock Plan) of a share of Company Common Stock immediately before the Effective Time. At the Effective Time, each Under Water Option shall (pursuant to the terms of the Company Stock Plan) be canceled and shall have no further force or effect whatsoever.

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of the Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plan (including restricted stock, restricted stock units, deferred stock units, performance shares (or units), phantom stock units and dividend equivalents), other than Company Options (each, a “Company Stock-Based Award”), which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to a number of Parent Shares (a “Converted Award”) equal to the product of (x) the number of shares of Company Common Stock subject to the Company Stock-Based Award and (y) the Exchange Ratio, provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share and the Converted Awards otherwise shall remain subject to the terms of the Company Stock Plan and the agreements or letters evidencing grants thereunder after giving effect to any rights resulting exclusively from the transactions contemplated under this Agreement pursuant to the Company Stock Plan and the award agreements thereunder. Any performance-based Company Stock-Based Award with respect to which the vesting terms thereunder is contingent (in whole or in part) upon the timely satisfaction of any performance conditions for any period which extends beyond the Effective Time shall remain subject to all service based vesting conditions through the end of the applicable performance period and shall be subject to the following adjustments with respect to the applicable performance vesting conditions:

(i) 2009 Performance Awards. In the case of a Company Stock-Based Award with a vesting condition linked to calendar year 2009 performance, the determination of whether the applicable performance vesting requirement has been met with respect to the corresponding Converted Award shall be determined based on the Company’s actual performance (adjusted in a manner reasonably acceptable to Parent to eliminate the impact of costs relating to the negotiation, closing, transition and integration of the transactions contemplated by this Agreement) through the end of the calendar month which ends on, or immediately precedes, the Closing Date and comparing such performance to the product of (x) the applicable annual performance target for such Company Stock-Based Award multiplied by (y) a fraction, the numerator of which is the number of completed calendar months for 2009 ending with the calendar month which ends on, or immediately precedes, the Closing Date, and the denominator of which is 12.

(ii) 2010 Performance Awards. In the case of a Company Stock-Based Award with a vesting condition linked to calendar year 2010 performance, the performance condition shall be deemed satisfied in full as of December 31, 2010 with respect to the corresponding Converted Award (without regard to actual performance by the Company or Parent).

(c) Except as set forth under Section 2.2(b) with respect to the waiver of performance conditions related to Company Stock-Based Awards, the Company shall not exercise its discretion under the Company Stock Plan to accelerate the vesting or eliminate the performance conditions related to any Company Options or Company Stock-Based Awards or make any payments with respect to any Under Water Option.

SECTION 2.3 Surrender of Company Shares.

(a) Prior to the Effective Time, Parent shall appoint Computershare Limited (or such other commercial bank or trust company reasonably satisfactory to the Company) to act as agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration Company Shares represented by book-entry (“Book-Entry Shares”). Parent shall deposit with the Exchange Agent, to be held in trust for the holders of Company Shares, certificates (if such shares shall be certificated) representing Parent Shares issuable pursuant to Section 2.1 and cash in lieu of fractional Parent Shares payable pursuant to Section 2.1(h) in exchange for outstanding Company Shares.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of Book-Entry Shares, a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of such Company Shares for distribution of the Merger Consideration therefor. Upon surrender to the Exchange Agent of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor Parent Shares and any cash in lieu of fractional

Parent Shares in an amount equal to the Merger Consideration for each Company Share formerly represented by such Book-Entry Shares (less any required withholding taxes) and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Book-Entry Shares on the Merger Consideration issued in respect of the Book-Entry Shares. If issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Book-Entry Shares is registered, it shall be a condition of issuance that the Book-Entry Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, in the sole discretion of the Exchange Agent, and that the person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of the Merger Consideration to a person other than the registered holder of the Book-Entry Shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by, and in accordance with, this Section 2.3, each Book-Entry Share (other than Book-Entry Shares representing Company Shares to be canceled pursuant to Section 2.1(c), 2.1(d) or 2.1(e)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any Parent Shares and any cash in lieu of fractional Parent Shares to be issued in respect of Company Shares pursuant to this Article II that remain unclaimed by holders of Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration issuable upon due surrender of their Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II in respect of Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares represented thereby. If any Company Shares shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Company Shares or any cash payable in lieu of fractional Parent Shares, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration or dividends or distributions in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares that were outstanding prior to the Effective Time. After the Effective

Time, Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e) No dividends or other distributions with respect to Parent Shares issuable with respect to the Company Shares shall be paid to the holder of any unsurrendered Book-Entry Shares until those Book-Entry Shares are surrendered as provided in this Article II. Upon surrender of the Book-Entry Shares, in accordance with this Article II, there shall be issued and/or paid to the holder of Parent Shares, issued in exchange therefor, without interest, at the time of surrender, the dividends or other distributions payable with respect to those Parent Shares with a record date on or after the date of the Effective Time but prior to such surrender and a payment date on or prior to the date of the surrender and not previously paid.

SECTION 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of Company Shares an amount not in excess of the amount it is required to deduct and withhold with respect to the payment of such consideration under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax or other Law. To the extent that amounts are so withheld by or on behalf of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as otherwise disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “SEC”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after December 31, 2008 (the “Company SEC Reports”) and before the date of this Agreement (excluding any disclosures set forth in any section of a filed or furnished Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such documents to the extent that they are similarly non-specific or predictive or forward-looking in nature) and except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to, or concurrently with, the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies to any section to which its relevance is reasonably apparent:

SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its formation or organization, as applicable, and has all necessary government approvals and all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. The term “Material Adverse Effect” shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, (i) is or would reasonably be expected to be materially adverse to the business, operations, financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes in general economic, financial market or geopolitical conditions, (B) general changes or developments in any of the industries in which the Company or its subsidiaries operate, (C) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners or employees of the Company and its subsidiaries, or any adverse impact on the Company’s credit rating from credit rating agencies, to the extent due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (D) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in accounting principles generally accepted in the United States of America (“U.S. GAAP”)), (E) any attack on, or by, outbreak or escalation of hostilities or war or any act of terrorism or (F) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (A), (B), (D) or (E), such changes, effects or circumstances do not affect the Company or its subsidiaries disproportionately relative to other companies operating in the same industry) or (ii) does, or would reasonably be expected to, prevent or materially delay the performance by the Company of any of its obligations under the Transaction Documents or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated certificate of incorporation of the Company, as amended to date (the “Company Certificate of Incorporation”), and the bylaws of the Company, as amended to date

(the “Company Bylaws”) and the certificate of incorporation and bylaws (or equivalent organizational documents) of each subsidiary, each as amended to date, as currently in effect. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any subsidiary. Neither the Company nor any of its subsidiaries is in violation of any provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

SECTION 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, (ii) two (2) shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”), (iii) 999,999 shares of Class C Common Stock and (iv) 25,000,000 shares of Company Preferred Stock, of which 51,500 of such shares are designated as Series A Preferred Stock. As of July 25, 2009, (i) 67,121,668 shares of Class A Common Stock, one (1) share of Class B Common Stock and 115,062 shares of Class C Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 51,500 shares of Company Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) an aggregate of 9,765,825 shares of Class A Common Stock were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding Company Options issued pursuant to the Company’s 2007 Omnibus Incentive Compensation Plan, as amended through the date hereof (the “Company Stock Plan”), (iv) 1,571,318 shares of Class A Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plan and (v) 39,161 shares of Class A Common Stock were held in treasury of the Company. From the close of business on July 25, 2009 until the date of this Agreement, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares issued pursuant to the exercise of Company Options or pursuant to previously granted Company Stock-Based Awards, in each case, in accordance with their terms. Except as set forth above, as of the date of this Agreement, (A) there are no outstanding or authorized (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all security interests, liens, adverse claims, pledges, limitations in voting rights, charges or other encumbrances (other than limitations on transfer under applicable Law). None of the Company’s subsidiaries owns any Company Shares. The Company and its subsidiaries do not own an equity interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership or entity or any participating interest in the revenues or profits of any person, other than in each of their subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or its subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding. All Company Shares are uncertificated and represented by book-entry.

(b) All subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization and the holders of their respective outstanding capital stock or other equity interests are identified in Section 3.3(b) of the Company Disclosure Schedule.

SECTION 3.4 Authority. Each of the Company and the Operating Partnership has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and (assuming the Company Requisite Vote is received) to consummate the transactions contemplated thereby. The execution, delivery and performance by each of the Company and the Operating Partnership of the Transaction Documents to which it is a party and the consummation by the Company and the Operating Partnership of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.12, no other corporate proceedings on the part of the Company or the Operating Partnership are necessary to authorize the Transaction Documents to which it is a party or to consummate the transactions so contemplated (other than (i) the adoption of this Agreement by the holders of at least a majority in voting power of the outstanding Company Shares (the “Company Requisite Vote”) and (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). Each of the Transaction Documents to which the Company or the Operating Partnership is a party has been duly executed and delivered by the Company and the Operating Partnership, as applicable, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of each of the Company and the Operating Partnership enforceable against each of the Company and the Operating Partnership in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). As of the date of this Agreement, the Board of Directors of the Company has (i) approved, and declared advisable, each of the Transaction Documents to which the Company or the Operating Partnership is a party, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement at the Stockholders

Meeting. Assuming the accuracy of representations and warranties of Parent and Merger Sub set forth in Section 4.12, the only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company and the Operating Partnership of each of the Transaction Documents to which the Company or the Operating Partnership is a party, as applicable, and the consummation of the Merger and the other transactions contemplated by the Transaction Documents do not and will not (i) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent documents of any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties and assets are bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, result in triggering any payment or other obligations or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b) The execution, delivery and performance by each of the Company and the Operating Partnership of each of the Transaction Documents to which the Company or the Operating Partnership is a party and the consummation of the Merger and the other transactions contemplated by the Transaction Documents by the Company and the Operating Partnership do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other foreign, federal or state governmental body (each, a “Governmental Entity”) or any consent, approval or authorization of, or notification to, any other person, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the New York Stock Exchange (the “NYSE”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 Compliance with Law. (a) Neither the Company nor any of its subsidiaries is or has been in violation of any Law, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties, business or assets are bound or affected except for any such violation which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

SECTION 3.7 SEC Filings; Financial Statements; No Undisclosed Liability.

(a) The Company and its subsidiaries have timely filed and furnished all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a “Report”), that they were required to file or furnish since January 1, 2007 with (i) the SEC, (ii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.14) and (iii) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.14), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Report filed with or furnished to the SEC complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations thereunder, each as in effect on the date so filed or furnished. None of the Reports of the Company filed with or furnished to the SEC contained, when so filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and no enforcement action has been initiated against the Company, and to the knowledge of the Company no enforcement action has been threatened, by the SEC relating to disclosures contained in any Report of the Company made with the SEC.

(b) The audited consolidated financial statements of the Company and its consolidated subsidiaries (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with U.S. GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the related financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) contained in the Company’s quarterly report on Form 10-Q for the three-month period ended March 31, 2009 have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders’ equity for the periods indicated (subject to normal period-end adjustments that are immaterial in nature and consistent with past experience).

(c) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Company and its subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s Chief Executive Officer and Chief Financial Officer by others as appropriate to allow timely decisions regarding required disclosure.

(e) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Neither the Company nor any of its subsidiaries has any liabilities of a nature required by U.S. GAAP to be reflected in a consolidated balance sheet, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice and which have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (iii) have been discharged or paid in full prior to the date of this Agreement, or will be discharged or paid in full prior to the Effective Time, in the ordinary course of business consistent with past practice and which have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect or (iv) are incurred pursuant to the transactions contemplated by the Transaction Documents.

(g) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC or incorporated by reference as exhibits to the Company SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 2008 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and, since such date, there has not been: (i) any change, event or occurrence which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock or any dividend or distribution by a subsidiary of the Company; (iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries; (iv) any material change by the Company in its accounting principles, methods or practices, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto; (v) any material change in the Company’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act); or (vi) any action of the type described in Section 5.1 that had such action been taken after the date of this Agreement would be in violation of such Section.

SECTION 3.9 Absence of Litigation. Section 3.9 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings (excluding patent inquiry letters and unsolicited ideas) (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. There are no suits, claims, actions, arbitrations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other director and employee plan, program, agreement or arrangement, vacation, sick pay or other paid time off policy, fringe benefit plan, and compensation, severance or employment agreement for the benefit of any current or former employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) with respect to which the Company or any of its subsidiaries has any material liability (such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations.

(d) Neither the Company nor any of its subsidiaries contributes to or has any liability with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

(g) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, (ii) each such Company Plan has received a determination letter to that effect from the Internal Revenue Service and (iii) to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by the Transaction Documents will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment to the benefit to any director, officer or employee of the Company or any subsidiary.

(i) No Company Plan is subject to any ongoing or pending or, to the knowledge of the Company, threatened audit or investigation or other material legal proceeding initiated by any Governmental Entity or by any other person (other than such person’s claims for benefits made in the ordinary course), and to the knowledge of the Company there exists no set of facts which could reasonably be expected to give rise to any such audit or investigation or other similar legal proceeding.

(j) The only outstanding Company Stock-Based Awards are awards of restricted stock and restricted stock units made or otherwise outstanding under the Company Stock Plan (including, without limitation, awards that were initially granted under the Company’s 2007 Restricted Stock Unit Plan and any other “Predecessor Plans”, as defined under the Company Stock Plan, which are considered to be awards governed by the Company Stock Plan pursuant to Article XVIII thereof).

SECTION 3.11 Labor and Employment Matters.

(a) As of the date of this Agreement, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes or labor organizing activities pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries has complied with all applicable labor and employment laws, including the Worker Adjustment and Retraining Notification Act.

(b) There are no material investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination.

SECTION 3.12 Insurance. All material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is reasonable and customary for the Company’s business and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

SECTION 3.13 Properties and Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its subsidiaries (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness properly reflected on the consolidated financial statements of the Company, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor.

SECTION 3.14 Tax Matters. (a) (i) All material Tax Returns required to be filed by the Company and its subsidiaries have been timely filed (except those under valid extension), (ii) all material Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof, (iii) neither the Company nor any of its subsidiaries has received written notice of any claim from any Governmental Entity with respect to any material Taxes, (iv) there are no liens for any material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, (v) the Company and each of its subsidiaries has withheld and paid over to the relevant Governmental Entity all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, (vi) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, (vii) no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any material Taxes of the Company or any of its subsidiaries, (viii) neither the Company nor any of its subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ix) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or one of its subsidiaries), (B) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) any Tax sharing or allocation agreement between the Company and its subsidiaries, (ii) customary provisions contained in credit or other commercial lending arrangements, employment agreements, or arrangements with lessors, customers and vendors, and (iii) the tax receivable agreements among (x) the Company, the Operating Partnership and Sprint Ventures, Inc. and (y) the Company and Corvina Holdings Limited, each entered into as of October 16, 2007 or (C) has any liability for any material Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (x) neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made in a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date or (C) prepaid amount received on or before the Closing Date, and (xi) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(b) For purposes of this Agreement, “Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax imposed by any Governmental Entity. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 or any amendment or supplement thereto pursuant to which Parent Shares issuable in the Merger will be registered with the SEC (the “S-4”) shall at the time the S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were not, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement as amended or supplemented, the “Proxy Statement”) shall, on the date the Proxy Statement is first mailed to the stockholders of the Company and during the pendency of the

Stockholders Meeting, at the time of the Company Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16 Opinion of Financial Advisor. Deutsche Bank Securities Inc. (the “Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock, and such opinion has not been withdrawn or adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor, Colonnade Advisors LLC and Foros Advisors LLC relating to the Merger and the other transactions contemplated by the Transaction Documents, including any fees or other payments payable or that may become payable to the Financial Advisor, Colonnade Advisors LLC and Foros Advisors LLC, have been made available to Parent.

SECTION 3.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor, Colonnade Advisors LLC and Foros Advisors LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

SECTION 3.18 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.12, the Board of Directors of the Company has taken, or shall have taken prior to the Closing, all actions necessary to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Company is not a party to or otherwise subject to a stockholder rights plan or similar arrangement.

SECTION 3.19 Intellectual Property. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect:

(a) (i) The Company owns and has good and exclusive title to each item of the Registered Intellectual Property Rights; (ii) the Registered Intellectual Property Rights are unexpired and subsisting, and to the knowledge of the Company, are valid and enforceable; (iii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any material license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iv) to the knowledge of the Company, the Company’s rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations (except any of the foregoing set forth in the applicable license agreement); and (v) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and its subsidiaries as presently conducted. The validity of the Intellectual Property Rights and the ownership and title thereto, (A) have not been questioned in any prior litigation; (B) are not being questioned in any pending litigation; and (C) to the knowledge of the Company, are not the subject of any threatened or proposed litigation.

(b) To the knowledge of the Company, the business of each of the Company and its subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and its subsidiaries operate.

(c) The consummation of the transactions contemplated by the Transaction Documents will not result in the loss or impairment of any of the Registered Intellectual Property Rights or the Company’s or its subsidiaries’ right to use any of the material Licensed Rights. To the knowledge of the Company, there are no third parties materially infringing any of the Intellectual Property Rights material to the business of the Company or its subsidiaries as presently conducted.

(d) Each of the Company and its subsidiaries exclusively owns, or possesses valid rights to use, all computer software programs that are material to the conduct of the business of the Company and its subsidiaries. To the Company’s knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any of its subsidiaries with respect to any software owned or licensed by the Company or any of its subsidiaries. The use by each of the Company and its subsidiaries of computer software licensed by others to the Company or any of its subsidiaries does not breach any terms of any license or other contract between the Company or its subsidiaries and any third party. The Company and its subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and its subsidiaries relating to computer software programs licensed by others for use by the Company or its subsidiaries.

(e) For purposes of this Section 3.19, (i) “Intellectual Property Rights” means all, whether in the United States or in foreign countries, patents and patent applications, trademark and service mark applications and registrations and common law unregistered trademarks and service marks, trade names, designs, know-how, show how, inventions, registered and unregistered copyrights, software, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature owned by the Company or any of its subsidiaries, and does not include Licensed Rights; (ii) “Registered Intellectual Property Rights” means all registrations and applications included in the Intellectual Property Rights, all as set forth on Section 3.19(e)(ii) of the Company Disclosure Schedule, and (iii) “Licensed Rights” means all, whether in the

United States or in foreign countries, patents and patent applications, trademark and service mark applications and registrations and common law unregistered trademarks and service marks, trade names, designs, know-how, show how, inventions, registered and unregistered copyrights, software, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature licensed to the Company or any of its subsidiaries, any of which that are individually material to the operation of the Company or any of its subsidiaries as a whole are as set forth on Section 3.19(e)(iii) of the Company Disclosure Schedule.

SECTION 3.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute or regulation, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws. The Company has provided true and exact copies of all environmental reports, permits, filings and other documents in the possession of the Company or any of its subsidiaries that relate to: compliance by the Company or any of its subsidiaries with Environmental Laws; releases or suspected releases of Materials of Environmental Concern; or any other fact or circumstance that could give rise to a claim under Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

SECTION 3.21 Contracts.

(a) Except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 120 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by the Transaction Documents; (v) any Contract in excess of $1,000,000 relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (vi) any Contract that restricts pricing (including “most favored nations” or similar provisions) or relates to compensation to be paid by the Company or any of its subsidiaries in respect of the retail price of their products or services; (vii) any Contract between the Company or any of its subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand; or (viii) any Contract relating to any guaranty, warranty or indemnity by the Company or any of its subsidiaries (other than any such Contracts made in the ordinary course of business consistent with past practice). Each such Contract described in clauses (i) through (viii) is referred to herein as a “Material Contract” and neither the Company nor any of its subsidiaries knows of, or has received written notice of, any violation of any Material Contract by any of the other parties thereto that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Material Contract. Section 3.21(b) of the Company Disclosure Schedule identifies each Material Contract that requires the consent of the other party or parties thereto to avoid any breach, default or violation such Material Contract in connection with the Merger and the other transactions contemplated hereby.

SECTION 3.22 Related Party Transactions. To the knowledge of the Company, no executive officer or director of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company. No executive officer or director of the Company or any of its subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of its subsidiaries, (b) to the knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of the Company, has made, on behalf of the Company or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of its subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of its subsidiaries, (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business or operations of the Company or any of its subsidiaries or (f) is a party to any material transaction, contract, agreement, commitment, arrangement, lease, license or other instrument to which the Company or any of its subsidiaries is or was a party.

SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by the Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as otherwise disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after December 31, 2008 (the “Parent SEC Reports”) and before the date of this Agreement (excluding any disclosures set forth in any section of a filed or furnished Parent SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such documents to the extent that they are similarly non-specific or predictive or forward-looking in nature):

SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its formation or organization, as applicable, and has all necessary government approvals and all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean, with respect to Parent, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, (i) is or would reasonably be expected to be materially adverse to the business, operations, financial condition, assets or liabilities of the Parent and its subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Parent Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes in general economic, financial market or geopolitical conditions, (B) general changes or developments in any of the industries in which the Parent or its subsidiaries operate, (C) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, partners or employees of Parent and its subsidiaries, or any adverse impact on Parent’s credit rating from credit rating agencies, to the extent due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (D) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including changes in U.S. GAAP), (E) any attack on, or by, outbreak or escalation of hostilities or war or any act of terrorism or (F) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price of Parent Shares, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); provided that, in the case of the immediately preceding clauses (A), (B), (D) or (E), such changes, effects or circumstances do not affect Parent or its subsidiaries disproportionately relative to other companies operating in the same industry) or (ii) does, or would reasonably be expected to, prevent or materially delay the performance by Parent of any of its obligations under the Transaction Documents or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

SECTION 4.2 Capitalization. The authorized capital stock of Parent consists of (i) 6,000,000,000 Parent Shares; (ii) 500,000,000 shares of Series 2 voting common stock, par value $2.00 per share (the “Series 2 Shares” and, together with Parent Shares, the “Parent Common Shares”); (iii) 100,000,000 shares of non-voting common stock, par value $0.01 per share; and (iv) 20,000,000 shares of preferred stock, no par value per share. As of June 30, 2009, (i) 2,876,209,311 Parent Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 60,000,000 Series 2 Shares were issued and outstanding, (iii) 263,893,361 Parent Common Shares were authorized and reserved for future issuance pursuant to Parent’s stock option plans, employee stock purchase plan and convertible debt, and (iv) 64,553,009 Parent Common Shares were held in treasury of Parent. From the close of business on June 30, 2009 until the date of this Agreement, no Parent Shares have been issued, except for shares issued pursuant to the exercise of options (the “Parent Options”), other stock-based awards, employee stock purchase plan or convertible debt, in each case in accordance with their respective terms. Except as set forth above, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Parent or Merger Sub, (II) securities of Parent or Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Parent or Merger Sub or (III) options, warrants or other rights to acquire from Parent or Merger Sub, and no obligation of Parent or Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or Merger Sub (collectively, “Parent Securities”) and (B) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or any of Parent’s subsidiaries to which Parent or Merger Sub or any of Parent’s subsidiaries is a party.

SECTION 4.3 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of by each of Parent and Merger Sub of the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents or to consummate the transactions so contemplated, and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). Each of the Transaction Documents to which the Parent or the Merger Sub is a party has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

SECTION 4.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of each of the Transaction Documents to which Parent or Merger Sub is a party, as applicable, and the consummation of the Merger and the other transactions contemplated by the Transaction Documents do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties and assets are bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, result in triggering any payment or other obligations or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) The execution, delivery and performance by each of Parent and Merger Sub of each of the Transaction Documents to which Parent or Merger Sub is a party and the consummation of the Merger and the other transactions contemplated by the Transaction Documents by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity or any consent, approval or authorization of, or notification to, any other person, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act, and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the NYSE, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.5 SEC Filings; Financial Statements.

(a) Parent and each of its subsidiaries have timely filed and furnished all Reports that they were required to file or furnish since January 1, 2007 with (i) the SEC, (ii) any state or other federal regulatory authority and (iii) any foreign regulatory authority, and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect. Each such Report filed with or furnished to the SEC complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations thereunder, each as in effect on the date so filed or furnished. None of such Reports of Parent filed with or furnished to the SEC contained, when so filed or furnished, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and no enforcement action has been initiated against Parent by the SEC relating to disclosures contained in any such Report of Parent made with the SEC.

(b) The audited consolidated financial statements of Parent and its consolidated subsidiaries (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with U.S. GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the related financial position of Parent and its consolidated subsidiaries at as of December 31, 2008 and 2007 and the consolidated results of operations, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2008. The unaudited consolidated financial statements of Parent (including any related notes thereto) contained in Parent’s quarterly report on Form 10-Q for the three-month period ended March 31, 2009 have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the related financial position of Parent and its consolidated subsidiaries as of March 31, 2009 and the consolidated results of operations and cash flows for the three-month period ended March 31, 2009 and 2008 (subject to normal period-end adjustments that are immaterial in nature and consistent with past experience).

(c) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE, except for any such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent has designed disclosure controls and procedures to ensure that material information relating to Parent, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities.

(e) Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(f) Neither Parent nor any of its consolidated subsidiaries has any liabilities of a nature required by U.S. GAAP to be reflected in a consolidated balance sheet, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iii) have been discharged or paid in full prior to the date of this Agreement, or will be discharged or paid in full prior to the Effective Time, in the ordinary course of business consistent with past practice and which have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect, or (iv) are incurred pursuant to the transactions contemplated by the Transaction Documents.

SECTION 4.6 Absence of Certain Changes or Events. Since December 31, 2008 through the date of this Agreement, except as contemplated by this Agreement, Parent and its subsidiaries have conducted their business in all material respects in the ordinary course and, since such date, there has not been any change, event or occurrence which has had, or would, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

SECTION 4.7 Absence of Litigation. There are no suits, claims, actions, arbitrations or other proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.8 ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor Merger Sub has incurred any liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of Parent or Merger Sub, no condition exists that presents a risk to Parent or Merger Sub of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

SECTION 4.9 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 shall at the time the S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were not, not misleading. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the stockholders of the Company and during the pendency of the Stockholders Meeting, and at the time of the Company Requisite Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.10 Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.11 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the outstanding shares of capital stock of Merger Sub is, and as of the Effective Time will be, owned directly or indirectly by Parent.

SECTION 4.12 Ownership of Company Shares. As of the date of this Agreement, Parent owns (directly or indirectly, beneficially or of record) one share of Class B Common Stock and 12,058,626 limited partnership units of the Operating Partnership which are exchangeable as of the date hereof, in accordance with the Company Certificate of Incorporation and the partnership agreement of the Operating Partnership, for 12,058,626 shares of Class A Common Stock, and neither Parent nor any of its subsidiaries holds any rights to acquire or vote any other Company Shares except pursuant to this Agreement, the Voting Agreement and the Amended and Restated Stockholders’ Agreement, dated as of August 22, 2008, among the Company and the other parties thereto (the “Stockholders’ Agreement”).

SECTION 4.13 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the

Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company. None of Parent, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain management presentations in expectation of the transactions contemplated by the Transaction Documents.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by the Transaction Documents or as required by applicable Law, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the business of the Company and its subsidiaries shall be conducted in its ordinary course of business, (ii) the Company and its subsidiaries shall use their reasonable best efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve their present relationships with customers, suppliers and other persons with which they have material business relations and (iii) the Company and its subsidiaries will comply in all material respects with all applicable Laws wherever their business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by the Transaction Documents or as required by Law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change the Company Certificate of Incorporation or Company Bylaws or other equivalent organizational documents of the Company’s subsidiaries;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the

Company or any of its subsidiaries (except for (A) the issuance of Company Shares upon the exercise of Company Options outstanding as of the date of this Agreement or in connection with Company Stock-Based Awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Plan or (B) the grant of restricted shares, stock units and Company Options (and issuances of Company Shares pursuant thereto) made in the ordinary course of business to existing officers or employees or to attract new employees in an aggregate amount not to exceed the amount provided in Section 5.1(b) of the Company Disclosure Schedule);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Company Shares tendered by employees or former employees in connection with a cashless exercise of Company Options or in order to pay taxes in connection with the exercise of Company Options or the lapse of restrictions in respect of restricted stock or Company Stock-Based Awards), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which is or are, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, other than purchases of assets in the ordinary course of business or pursuant to existing Contracts and, for the avoidance of doubt, other than capital expenditures permitted pursuant to clause (iii) of this paragraph; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of assets in the ordinary course of business or pursuant to existing Contracts; (iii) authorize or make any new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in Section 5.1(e)(iii) of the Company Disclosure Schedule; (iv) enter into any new line of business; (v) other than in the ordinary course of business consistent with past practice, enter into, amend in any material respect or waive any of its material rights under any Material Contract; or (vi) mortgage or pledge any of its assets;

(f) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (i) borrowings under existing lines of credit in the ordinary course of business consistent with past practice or (ii) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g) except (x) as contemplated by Section 6.6 or (y) to the extent required under any Company Plan or as required by applicable Law or regulation or existing Contract, (i) increase the compensation, bonus or fringe benefits of, or make any other change in employment terms for, any of its directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (ii) grant or provide any severance or termination pay not provided for, or otherwise increase any severance or termination pay, under any Company Plan or existing Contract, (iii) enter into any employment, consulting, change of control or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business consistent with past practice to employees who are not currently directors or officers or (iv) establish, adopt, enter into or amend or terminate any Company Plan;

(h) make any material change in any accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or U.S. GAAP;

(i) other than in the ordinary course of business or as required by applicable Law, (i) make or change any material Tax election or change any method of Tax accounting, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any claim for refund or amended Tax Return with respect to any material Tax or (iv) take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(j) settle, compromise or discharge any litigation or claim, other than settlements, compromises or discharges of litigation or claims which (i) do not exceed, individually or in the aggregate, $2,500,000 (after taking into account the amount reserved for such matters by the Company or amounts covered by insurance) and (ii) do not include any obligations to be performed by the Company or any of its subsidiaries following the Effective Time;

(k) release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which the Company or any subsidiary thereof is a party, except, in each case, to the extent the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law but in such case only after providing Parent with prior written notice of such determination;

(l) fail to renew or maintain existing insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(m) agree to take any of the actions described in Section 5.1(a) through Section 5.1(l); or

(n) take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by the Transaction Documents (it being understood that nothing in this clause (n) shall preclude or restrict the Board of Directors of the Company from taking any action in connection with the exercise of its fiduciary duties under applicable Law).

SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by the Transaction Documents or as required by applicable Law, or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the business of each of Parent, Merger Sub and Parent’s subsidiaries shall be conducted in order to maintain the primary nature of Parent’s business as of the date hereof and (ii) each of Parent, Merger Sub and Parent’s subsidiaries will comply in all material respects with all applicable Laws wherever their business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by the Transaction Documents or as required by Law, neither Parent nor Merger Sub shall without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change the Parent Certificate of Incorporation or Parent Bylaws or any similar governing instruments, in each case, that would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Merger;

(b) reclassify, combine, split or subdivide any shares of capital stock of Parent or Merger Sub;

(c) take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(d) sell, transfer or convey all or substantially all of its properties and assets to any person; or

(e) agree to take any of the actions described in Section 5.2(a) through Section 5.2(d).

SECTION 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Stockholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) include in the Proxy Statement that the Board of Directors of the Company (x) has approved, and declared advisable this Agreement, (y) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders and (z) recommends that the stockholders of the Company adopt this Agreement and approve the Merger at such meeting (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1(a)) and, subject to the consent of any Financial Advisor, the written opinion of any Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (iii) use its reasonable best efforts to obtain the Company Requisite Vote (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1(a)). The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the recommendation of the Board of Directors pursuant to the foregoing clause (ii) of this Section 6.1(a) (any such action being referred to as a “Change of Recommendation”) it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change of Recommendation); provided, that, notwithstanding anything herein to the contrary, at any time prior to obtaining the Company Requisite Vote, the Board of Directors of the Company may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), effect a Change of Recommendation if (i) the Board of Directors shall have determined in good faith, after consultation with, and taking into account the advice of, outside counsel to the Company, that, in light of such Intervening Event, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary duties under applicable Law and (ii) the Company has provided Parent with at least three business days’ prior written notice of such Change of Recommendation.

(b) Any Change of Recommendation shall not change the approval of this Agreement, the Voting Agreements or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the obligation of the Company to call, give notice of, convene, hold, and submit this Agreement and the Merger for a vote at the Stockholders Meeting as promptly as practicable after the date of this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by a Change of Recommendation. For the avoidance of doubt, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with Section 8.1.

SECTION 6.2 Certain Filings. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement, and Parent, with the assistance of the Company, shall prepare and file with the SEC the S-4 (in which the Proxy Statement will be included). Each of Parent and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the S-4 declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the S-4 effective as long as necessary to consummate the Merger. Parent and the Company will cooperate with each other in the preparation of each of the Proxy Statement and the S-4 and each of the Company and Parent and its counsel shall be given a reasonable opportunity to review and comment on such Proxy Statement and S-4, which comments shall be reasonably considered by the other party. Without limiting the generality of the foregoing, each of Parent and the Company will furnish to the other party the information relating to it required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the S-4. Each of Parent and the Company agree to correct any information provided by it for use in the Proxy Statement or S-4 which shall have become false or misleading. Each of Parent and the Company shall (i) notify the other party of the receipt of any comments from the SEC with respect to the Proxy Statement or S-4 and any request by the SEC for any amendment to the Proxy Statement or S-4 or for additional information and (ii) provide the other party with copies of all written correspondence between each of Parent and the Company and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or S-4.

SECTION 6.3 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and its subsidiaries specified by Parent in writing reasonably in advance of the Closing (but in no event less than five business days prior to the Closing Date), in each case, effective at the Effective Time.

SECTION 6.4 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, to the extent permitted by applicable Law or regulation, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent’s officers, employees, auditors and other authorized representatives reasonable access during normal business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing, whether related to the transactions contemplated by the Transaction Documents, transition planning or post-closing integration; provided that any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Notwithstanding anything herein to the contrary, neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of the Company, Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated December 19, 2008, between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. The Confidentiality Agreement shall survive any termination of this Agreement.

(c) No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

SECTION 6.5 Acquisition Proposals.

(a) The Company agrees that (i) it and its executive officers and directors shall not, (ii) its subsidiaries and its subsidiaries’ executive officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ agents and representatives (“Representatives”) shall not, (A) directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to (x) a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and/or its subsidiaries or (y) any proposal or offer to acquire in any manner (1) 10% or more of the equity interests (measured by economic or voting power) in the Company on a consolidated basis, or (2) 10% or more of the assets of the Company on a consolidated basis, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (B) directly or indirectly participate in or knowingly encourage any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Company agrees that it will, and it will cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal or any potential Acquisition Proposal. The Company shall (I) promptly (and in any event within one business day after receipt) notify Parent in writing of the receipt of any Acquisition Proposal (or any request for information or other inquiry that may reasonably be expected to lead to an Acquisition Proposal) after the date of this Agreement, which notice shall include the identity of the person making such Acquisition Proposal and the material terms thereof and (II) keep Parent reasonably informed of the status and details (including any material developments with respect to such Acquisition Proposal). Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders as, in the good faith judgment of the Board of Directors of the Company, after receiving advice from outside counsel, is consistent with its obligations hereunder and is required by applicable Law; (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person who has made an unsolicited bona fide Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal; and (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person who has made an unsolicited bona fide Acquisition Proposal (which negotiations or discussions are not solely for clarification purposes), if and only to the extent that in connection with the foregoing clauses (ii) or (iv), (1) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor that, (x) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (y) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (2) prior to taking such action, the Company shall provide written notice to Parent of such matter.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (as defined below) or (ii) execute (or allow the Company or any of its subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.5(a)) (any such documentation, “Acquisition Proposal Documentation”). Notwithstanding the foregoing or any other provision of this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 6.5(a), that such Acquisition Proposal is a Superior Proposal, (A) the Company or its Board of Directors may terminate this Agreement, (B) the Board of Directors of the Company may approve or recommend such Superior Proposal to its stockholders and/or (C) concurrently with the termination of this Agreement, the Company may enter into or execute any Acquisition Proposal Documentation with respect to such Superior Proposal; provided, that the Company may only take such actions at a time that is after the third business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal and identify the person making such Superior Proposal. During such three business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that any such proposed adjustment shall be at the discretion of Parent at the time. The Company or its Board of Directors may not terminate this Agreement pursuant to this Section 6.5(b), and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.5(b) pays to the Parent the Company Termination Fee.

(c) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal made by a third party for more than 50% of the outstanding equity interests in the Company or more than 50% of the consolidated assets of the Company and its subsidiaries, taken as a whole, (i) on terms that the Board of Directors of the Company determined in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated, including, without limitation, the receipt of the approvals of Corvina Holdings Limited, SK Telecom Co., Ltd. and Parent or their respective affiliates pursuant to contractual approval or consent rights.

SECTION 6.6 Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the 18-month anniversary thereof, to maintain (i) the Company Severance Plan and (ii) existing severance practices as described in Section 6.6(a) of the Company Disclosure Schedule, each as currently in effect, and (subject to all of the terms and conditions set forth in such plan) to make severance payments to any eligible Company Employee terminated during that 18-month period in accordance with such Company Severance Plan and severance practices.

(b) Parent shall cause the Surviving Corporation and each of its subsidiaries (i) to continue for the period commencing at the Effective Time and ending on the 12-month anniversary thereof (the “Compensation Protection Period”) to compensate the Company Employees who continue to be employed in good standing at substantially the same base salaries or base hourly wages as in effect for such employees immediately before the Effective Time, (ii) to provide for the bonuses, if any, earned through December 31, 2009 pursuant to Section 6.6(e), and (iii) during the Compensation Protection Period, to either (A) continue (subject to Sections 6.6(a) and 6.6(e)) to provide benefits which are substantially comparable in the aggregate to the benefits provided under the Company Plans at the Effective Time or (B) provide benefits which are substantially comparable in the aggregate to the benefits provided directly or indirectly by Parent to employees who provide similar services to or perform similar functions for Parent or its subsidiaries.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees who continue to be employed in good standing full service credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals (i) under any defined benefit pension plans or under any plan which provides post-retirement medical or dental or prescription drug or other post-retirement welfare benefits or for vacation if any payment has been made in lieu of vacation or (ii) which would result in any duplication of benefits for the same period of service) under any employee benefit plans, programs and policies which are provided for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for such Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent such service was recognized by the Company immediately prior to the Effective Time under any corresponding Company Plan or program or policy of the Company. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause there to be waived for any Company Employee any pre-existing condition limitation or eligibility limitation to the extent neither such employee nor his or her eligible dependents were subject to any such limitation under the corresponding Company Plan and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under any Company Plan immediately prior to the Effective Time as if the claims had been incurred and the amounts had been paid or reimbursed under a corresponding Parent Plan.

(d) From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, the terms of the Company Plans, as such Company Plans may be amended pursuant to their terms, in each case to the extent legally binding on the Company or any of its subsidiaries. Further, Parent will, or will cause the Surviving Corporation to, make the matching contribution for 2009 which is called for under the terms of the Company’s 401(k) Plan pursuant to the terms of such plan as in effect on the date of this Agreement.

(e) Parent will, or will cause the Surviving Corporation to, continue the Operating Partnership’s 2009 Incentive Plan (which also is known as the Company’s Annual Incentive Plan) and the Operating Partnership’s 2009 Mid-Term Incentive Plan through the performance cycles which for each plan end on December 31, 2009 and pay the bonuses, if any, earned for each such cycle pursuant to the terms and conditions set forth in each such plan; provided, however, that (1) the extent to which the applicable performance conditions for a bonus under such plans are met shall be determined based on the Company’s actual performance (adjusted in a manner reasonably acceptable to Parent to eliminate the impact of costs relating to the negotiation, closing, transition and integration of the transactions contemplated by this Agreement) through the end of the calendar month which ends on, or immediately precedes, the Closing Date and comparing such performance to the Company’s targeted year-to-date performance goals through the end of such calendar month, (2) the payment of the bonuses earned under the Operating Partnership’s 2009 Incentive Plan shall be paid in accordance with the terms of such plan in February, 2010 except as otherwise expressly called for under the terms of the Operating Partnership’s 2009 Incentive Plan or, if and to the extent applicable, an employment agreement and (3) the payment of the bonuses earned under the Operating Partnership’s Mid-Term Incentive Plan shall be paid in accordance with the terms of such plan, 30% in February, 2010, 30% in August, 2010 and 40% in February, 2011 except as otherwise expressly called for under the terms of the Operating Partnership’s 2009 Mid-Term Incentive Plan or, if and to the extent applicable, an employment agreement.

(f) No person other than the Company, Parent and Merger Sub shall have any rights with respect to the provisions of this Section 6.6.

SECTION 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify, defend and hold harmless each present and former officer, director or employee of the Company or any of its subsidiaries and any fiduciary under any Company Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, inquires or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby) whether asserted or claimed prior to, at or after the Effective Time, as provided in the Company Certificate of Incorporation or Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent. For the avoidance of doubt, the parties agree that this Section 6.7 does not purport to limit any rights that any Indemnified Party may have under any employment agreement or Company Plan.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as may be required by Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay, at no expense to the beneficiaries, for “tail” insurance policies with a claims period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for their full terms. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of six years from and after the Effective Time for the persons who are covered by the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six–year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or a majority of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in Section 6.6 and this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(f) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate of Incorporation or Company Bylaws or equivalent documents of any of its subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

SECTION 6.8 Stockholder Litigation. The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by the Transaction Documents or the Merger; provided, however, that no such settlement of any such litigation shall be agreed to without the Company’s or Parent’s consent, which consent will not be unreasonably withheld.

SECTION 6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of any change or event (i) that has, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 7.2. Parent shall give prompt notice to the Company of any change or event (i) that has had, or would, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 7.3. The delivery of any notice pursuant to this Section 6.9, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule that has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend the Company Disclosure Schedule that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent; provided that such supplement or amendment shall be for informational purposes only and shall not enlarge, reduce or otherwise modify the rights of the parties hereunder (including the right of any party to assert the failure of a condition to Closing set forth in Article VII without regard to any such supplement or amendment). Any noncompliance with this Section 6.9 shall not constitute the failure of a condition set forth in Article VII to be satisfied or give rise to any right of termination under Article VIII.

SECTION 6.10 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen business days of the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal and state Laws, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of

Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is the earlier of twelve months from the date of this Agreement and one month from the date of the Stockholders Meeting.

(d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent, Merger Sub and the Company must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement; provided, none of Parent, Merger Sub and the Company shall be required to take any action which is not conditioned on the Closing occurring.

(e) Notwithstanding the foregoing, nothing in Section 6.10(a), Section 6.10(c) or Section 6.10(d) shall require Parent, Merger Sub or the Company to take any action which would materially deprive Parent of the benefits of the transactions contemplated by the Transaction Documents (such condition, restriction or requirement, a “Burdensome Condition”).

(f) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

SECTION 6.11 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 6.12 Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Shares (including derivative securities with respect to Company Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 6.13 Listing. Parent shall use reasonable best efforts to cause Parent Shares issuable under Article II, and those Parent Shares required to be reserved for issuance in connection with the Merger, including Parent Shares to be reserved for issuance upon the exercise of any Company Options, to be authorized for listing on the NYSE, upon official notice of issuance.

SECTION 6.14 Waiver. Parent hereby waives any requirement to obtain its consent to the entry by the Company of this Agreement and the transactions contemplated hereby pursuant to Section 2.6 of the Stockholders’ Agreement or Article II, Section 3 of the Company Bylaws.

SECTION 6.15 Net Debt. The Company shall use its reasonable best efforts to cause its Net Debt immediately prior to the Effective Time to be not greater than (i) $217,000,000 if the Effective Time shall occur on or after August 31, 2009 but before September 30, 2009, (ii) $205,000,000 if the Effective Time shall occur on or after September 30, 2009 but before November 30, 2009, (iii) $204,000,000 if the Effective Time shall occur on or after November 30, 2009 but before December 31, 2009, (iv) $197,000,000 if the Effective Time shall occur on or after December 31, 2009 but prior to January 31, 2010 and (v) $192,000,000 if the Effective Time shall occur on or after January 31, 2010; provided, however, that the amount of Net Debt shall not include any amounts relating to any transition or integration costs incurred by the Company at the request of Parent after the satisfaction of the condition set forth in Section 7.1(c). The term “Net Debt” of the Company and its subsidiaries shall mean (A) all amounts outstanding under the Senior Credit Agreement and the Subordinated Credit Agreement less (B) any cash or marketable securities held by the Company and its subsidiaries.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote;

(b) no Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any supranational, federal, state or local court or other Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(d) the S-4 shall have been declared effective by the SEC, no stop order suspending the effectiveness of the S-4 or any part thereof shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) the Parent Shares to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Sections 3.3(a), 3.4 and 3.18 of this Agreement shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in this Agreement other than those specified in the foregoing clause (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (iii) the representations and warranties of the Company set forth in this Agreement other than those specified in the foregoing clauses (i) and (ii) that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except where the failure of any such representations and warranties referred to in this clause (iii) to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) there shall not be instituted or pending any action, investigation or proceeding by any Governmental Entity, and there shall not be instituted or pending any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Parent, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger or seeking to obtain material damages relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or materially delay the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, (iii) seeking to impose a Burdensome Condition on Parent or any of its subsidiaries or (iv) that otherwise would reasonably be expected to have a Material Adverse Effect;

(d) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(e) each of the Subordinated Debt Termination Agreement, the Trademark License Agreement, the Tax Receivable Termination Agreement and the Employment Agreement shall be in force and effect at the Effective Time, and Daniel H. Schulman shall not have rescinded the Employment Agreement or advised Parent that he is unwilling to continue employment with the relevant employing entity specified in the Employment Agreement following the Effective Time;

(f) Parent shall have received documentation reasonably satisfactory to it evidencing that all outstanding indebtedness and all other obligations under (i) the Amended and Restated Credit Agreement among the Operating Partnership, the Lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents named therein, dated July 19, 2006, as amended, restated, supplemented or otherwise modified (the “Senior Debt Agreement”); and (ii) the Subordinated Credit Agreement shall have been paid, discharged or otherwise terminated so that each of the Senior Debt Agreement and the Subordinated Debt Agreement shall have been effectively terminated by the parties thereto in accordance with its terms, and that all liens and security interests in connection therewith have been released; and

(g) Parent shall have received releases and acknowledgements from each party to the Senior Debt Agreement and the Subordinated Debt Agreement that all liens and security interests have been released upon payment to such party of the amount of the indebtedness allocable to such party.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

(c) the Company shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary representations and assumptions provided by the Company, Merger Sub and Parent that counsel to the Company reasonably deems relevant;

(d) the Company shall have received certificates of an executive officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and Section 7.3(b) have been satisfied; and

(e) Parent shall have performed all of its obligations to be performed by it at or prior to the Effective Time under the Subordinated Debt Termination Agreement and Tax Receivable Termination Agreement, including the payment of all amounts due by Parent to the relevant parties thereto pursuant to the terms thereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used efforts as required by Section 6.10 to prevent, oppose and remove such order decree or ruling or other action and the issuance of such final, non-appealable order, decree or ruling or other action was not primarily due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement;

(c) by Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided, further, that, if on a date that would otherwise have been the Termination Date the conditions set forth in Section 7.1(c) are the only conditions in Article VII (other than those conditions that by their terms are not to be satisfied until the Closing) that shall not have been satisfied or waived on or before such date, either the Company or Parent may extend the Termination Date by up to three months by written notice to the other on or prior to the Termination Date, in which case the Termination Date shall be deemed for all purposes to be such later date.

(d) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured or has not been cured by the Termination Date; provided that the Company shall have given Parent at least twenty days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i); provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their terms are not to be satisfied until the Closing) and Parent or Merger Sub has failed to consummate the Merger promptly following satisfaction of such conditions; or

(iii) prior to the obtaining the Company Requisite Vote, pursuant to and subject to the terms and conditions of Section 6.5(b); or

(e) by Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date;

provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) if, prior to receipt of the Company Requisite Vote, the Board of Directors of the Company or any committee thereof (A) shall have made a Change of Recommendation or (B) shall have recommended, adopted or approved, or publicly proposed to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation; or

(f) by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.11, this Section 8.2, Section 8.3 and Article IX, and the Confidentiality Agreement, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability or damages as a result of fraud or any willful and material breach of this Agreement, in which case, the aggrieved party shall be entitled to all remedies available at Law or in equity. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(iii), (y) by Parent pursuant to Section 8.1(e)(ii), or (z) by Parent or the Company pursuant to Section 8.1(f) if prior to the vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof, the Board of Directors of the Company or any committee thereof (A) shall have made a Change of Recommendation or (B) shall have recommended, adopted or approved, or publicly proposed to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation, then the Company shall pay the Company Termination Fee to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(iii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) or Section 8.1(f), payable by wire transfer of same day funds (and, in any event, within two business days following such termination). For purposes of this Agreement, the “Company Termination Fee” means $14,200,000.

(ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) (other than in the circumstances described in Section 8.2(b)(i)) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c)), or prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i) (in the case of a termination pursuant to Section 8.1(e)(i)) or prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f)) an Acquisition Proposal shall have been made known to the Board of Directors of the Company or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination, such breach or such taking of a vote to approve this Agreement, as applicable, and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, such Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds. For the purpose of this Section 8.2(b), all references in the term Acquisition Proposal to “10% or more” will be deemed to be references to “more than 50%”.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The Company shall bear the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement.

SECTION 8.4 Procedure for Termination or Amendment. In order for any amendment or termination of this Agreement to be effective, such amendment or termination requires approval of the respective Boards of Directors of Parent, the Company or Merger Sub, as the case may be (or any authorized committee thereof), if such action is to be taken at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Facsimile: (913) 523-9802

Sprint Nextel Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: President - Strategic Planning and Corporate Initiatives

Facsimile: (913) 523-8888

with an additional copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention:	E. William Bates, II
Adam M. Freiman

Facsimile: (212) 556-2222

(b)	if to the Company:

Virgin Mobile USA, Inc.

10 Independence Blvd.

Warren, NJ 07059

Attention: Peter Lurie, General Counsel

Facsimile: (908) 607-4078

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan Klein, Esq.

Facsimile: (212) 455-2502

SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “associate” of a person has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York;

(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “executive officer” of the Company means any of the persons listed in Section 9.3(e) of the Company Disclosure Schedule.

(f) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of the President-Strategic Planning and Corporate Initiatives and the General Counsel of Parent;

(g) “Law” means any federal, state or local law, statute or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, judgment, agency requirement, license or permit of any Governmental Entity.

(h) “officer” of the Company or any of its subsidiaries means any of the persons listed as such in Section 9.3(h) of the Company Disclosure Schedule.

(i) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.4 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, the validity, legality and enforceability of all other conditions and provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and if the parties cannot come to an agreement, such term or provision shall be deemed reformed to the extent necessary to conform to applicable Law and to give maximum effect to the intent of the parties hereto.

SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent after providing written notice thereof to the Company at least five business days prior to such assignment so long as such assignment does not materially impede or delay consumption of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment in violation of this Agreement is void.

SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Company Common Stock and Company Preferred Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) at the Effective Time, the rights of the holders of Company Options and Company Stock-Based Awards to receive the consideration contemplated by the applicable provisions of Section 2.2(a) and Section 2.2(b), in each case, at the Effective Time in accordance with the terms and conditions of this Agreement.

SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles that would cause the Laws of another jurisdiction to apply).

SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Specific Performance. The parties agree that irreparable damage would occur and that the parties and the third party beneficiaries of the Agreement would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, each of the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law. The parties further agree that (x) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement is terminated or in the event that the remedies provided for in this Section 9.10 are not available or are otherwise not granted and (y) nothing in this Section 9.10 shall restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursuant any other remedies that may be available then or thereafter.

SECTION 9.11 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees, to the fullest extent permitted by Law, that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

SECTION 9.12 Interpretation. When reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Schedule. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors, and it shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRGIN MOBILE USA, INC.

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	CEO

SPRINT NEXTEL CORPORATION

By:	/s/ Keith O. Cowan
Name:	Keith O. Cowan
Title:	President – Strategic Planning and Corporation Initiatives

SPRINT MOZART, INC.

By:	/s/ Keith O. Cowan
Name:	Keith O. Cowan
Title:	Vice President